EXHIBIT 99.3

Robert C. Kill Joins Accuray Board of Directors

SUNNYVALE, Calif., February 1, 2023 – Accuray Incorporated (NASDAQ: ARAY) announced today the appointment of Robert C. Kill to the company’s Board of Directors, effective as of January 30, 2023. Mr. Kill is a skilled healthcare executive with more than 30 years’ experience transforming various healthcare-related companies.

In his most recent executive position as CEO of Parata Systems, Mr. Kill grew company revenue over 5X during his tenure before it sold last year for more than $1.5 billion. Before Parata, Mr. Kill was affiliated with two private equity funds, Frazier Healthcare Partners and Altamont Capital Partners, where he focused on various health care portfolio companies. Prior to this, Mr. Kill held executive leadership positions with medical device, healthcare service and healthcare IT companies. He began his career at Baxter Healthcare.

“Rob’s public and private company CEO experiences directly align with our organization’s strategic focus areas, making him an excellent addition to the Accuray Board of Directors. He has a well-established reputation for driving transformative business results, improving customers’ experience and managing key stakeholder relationships on behalf of both large and small companies. We are very excited to have Rob join our board and look forward to his contributions,” said Suzanne Winter, President and CEO of Accuray.

“As a healthcare industry veteran, I understand the value that the Accuray radiation therapy technology provides to medical care teams and patients, and I strongly believe there is untapped potential here. I’m looking forward to working with Suzanne, the senior management team and other board members to help create value for all of Accuray’s constituents,” said Rob Kill.

About Accuray

Accuray is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Sunnyvale, California, with facilities worldwide. To learn more, visit www.accuray.com or follow us on Facebook, LinkedIn, Twitter, and YouTube.

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Investor Contact Media Contact

Aman Patel, CFA Beth Kaplan

Investor Relations, ICR-Westwicke Accuray

+1 (443) 450-4191 +1 (408) 789-4426

aman.patel@westwicke.com bkaplan@accuray.com